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                                                                    EXHIBIT 14.1

GROUP 1 AUTOMOTIVE, INC
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CODE OF CONDUCT

                                                              THE GROUP 1 WAY TO
                                                                 ACHIEVE SUCCESS

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                             GROUP 1 AUTOMOTIVE, INC

                       THE GROUP 1 WAY TO ACHIEVE SUCCESS

 "DOING THE RIGHT THING IS NOT AN ACT, BUT A HABIT AT GROUP 1"-Ben Hollingsworth

  It is a condition of employment that each associate accept responsibility for complying with the Code of Conduct, the employee handbook, and all applicable policies. The employment relationship between you and our Company is "at will". The Code of Conduct does not create a contract between you and our Company. We reserve the right to change, suspend or terminate any of our policies with or without notice.

                                (revised 12/2/02)

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TABLE OF CONTENTS

OUR CODE OF CONDUCT- 1

PURPOSE                                    1

OUR EXPECTATIONS                           1

REPORTING & ANSWERS                        2

SPEAK UP                                   2

GROUP 1 HOTLINE                            3

CONFIDENTIALITY                            3

TAKING ACTION                              3

RETALIATION                                3

WORKPLACE CONDUCT- 2

EQUAL OPPORTUNITY                          4

HARASSMENT                                 4

FAIR DEALING- 3

OUR SELLING PRACTICES                      6

OUR BUYING PRACTICES                       7

CONFLICT OF INTEREST-4

CONFLICT OF INTEREST                       8

DISCLOSURE                                10

COMPLYING WITH THE

LAW-5

CONTRACTS                                 11

COPYRIGHTS                                11

INSIDER INFORMATION AND TRADING           11

PUBLIC DISCLOSURE                         13

POLITICAL CONTRIBUTIONS                   13

BRIBERY                                   13

WORKPLACE SAFETY                          13

ENVIRONMENTAL PROTECTION                  14

COMPANY PROPERTY-6

COMPANY ASSETS                            15

RECORDS & ACCURACY                        15

CONFIDENTIAL INFORMATION                  17

PRIVACY                                   17

USE OF COMMUNICATION SERVICES             17

COMPLIANCE WITH THE

CODE-7

WAIVERS OF THE CODE                       19

APPENDIX A: ANNUAL REPRESENTATION-
CONFLICT OF INTEREST                      20

APPENDIX B: ANNUAL REPRESENTATION-
SECURITIES TRADING POLICY                 21

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GROUP 1                                                                        1

OUR CODE OF CONDUCT

"WHENEVER YOU ARE TO DO A THING, THOUGH IT CAN NEVER BE KNOWN BUT TO YOURSELF, ASK YOURSELF HOW YOU WOULD ACT WERE ALL THE WORLD LOOKING AT YOU, AND ACT ACCORDINGLY." -Thomas Jefferson

PURPOSE

This Code of Conduct (this "Code") sets forth the standards of behavior expected of every employee, director and agent of our Company. How the Code will be administered is explained in this handbook.

OUR EXPECTATIONS

Group 1 employees must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both.

Employees are expected to be honest and ethical in dealing with each other, with clients, vendors and all other third parties. We must also respect the rights of our fellow employees and all third parties. Our actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, we are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized simply for reporting your discoveries or suspicions. Group 1 conducts its affairs consistent with all applicable laws and regulations. These ethical standards reflect who we are and are the standards by which we choose to be judged.

                                       1
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GROUP 1

REPORTING & ANSWERS

Ethics come down to us. It is up to each one of us to uphold the laws and norms that govern our business environment and associated relationships. When we see something that does not feel "right" or does not follow our legal obligations, we must speak up. Otherwise, we do not improve and correct our shortcomings. There are many resources where you can turn for help and support. We must all work together to ensure prompt and consistent action against violations of our Company's policies and this Code; you don't need to make those tough decisions alone.

THE FIRST PLACE TO GET HELP is your supervisor or manager or, if that is uncomfortable or impractical, you may contact your Platform President, your platform or corporate human resources representative or a member of executive management.

SPEAK UP

Don't be afraid to ask questions about business or workplace conduct or compliance with this Code. You will not be disciplined for asking questions or making good faith reports. Good faith does not always mean you are right, but it does mean that you sincerely believe that you are acting ethically in any given situation with the right intent in mind.

When you are confronted with questions regarding compliance with this Code or other Company policies regarding business or workplace conduct, you should consider the following questions:

         - DO YOU HAVE ALL THE FACTS? In order to reach the right solutions, all relevant information must be known.

         - WHAT ARE YOU BEING ASKED TO DO AND DOES THIS REQUEST SEEM UNETHICAL OR IMPROPER? This will enable you to focus on the specific question, and the choices you have. If something seems unethical or improper, it probably is.

         - WHAT IS YOUR RESPONSIBILITY AND ROLE? In most situations, there is shared responsibility. Are other colleagues informed? It may help to get others involved and discuss the problem.

         - DID YOU ASK FOR HELP? When unsure of what to do in any situation, you should seek guidance and ask questions before the action in question is taken.

                                       2
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GROUP 1

[TELEPHONE LOGO]

THE GROUP 1 HOTLINE

The Group 1 Hotline, sponsored by INTOUCH allows all associates to report concerns about possible violations of our Company's policies or this Code as they relate to discrimination, harassment, financial or accounting irregularities, substance abuse, theft, fraud or violence. Reported issues dealing with financial reporting will be forwarded to the Audit Committee of the Board of Directors. The hotline is available 24 hours a day, seven days a week.

To report a possible business or workplace conduct issue, simply dial toll free to 1-877-MY-INPUT (1-877-694-6788). When the automated system prompts you to enter our Company's pass code, you should push GPI (474). From this point, let the system take over and instruct you how best to leave the information we will need to assist you.

CONFIDENTIALITY

We hold in confidence all conversations about ethics, compliance, business and workplace conduct issues consistent with a "need to know basis" and according to our legal obligations. Calls to the hotline are completely confidential. No one at Group 1 will hear your voice, have access to phone records or have any way of knowing who called. In some instances it may be necessary to know your identity in order to resolve your concerns. We will tell you when that is the case.

TAKING ACTION

We take our business and workplace conduct commitments as well as the integrity of our financial reporting very seriously. We will investigate all reported concerns. If we find violations of business or workplace conduct, or violation of any law or regulation, or accounting irregularity we will take action. We will resolve individual situations where our standards were not followed and institute changes, as necessary, to prevent similar problems from reoccurring. Violation of our policies can lead to disciplinary action, up to and including termination of employment. Violations could also lead to legal action as appropriate. RETALIATION AGAINST EMPLOYEES WHO REPORT CODE OF CONDUCT VIOLATIONS IS STRICTLY PROHIBITED by our policies. Anyone that retaliates against an employee for reporting an issue in good faith will be subject to disciplinary action.

                                       3
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GROUP 1                                                                        2

WORKPLACE CONDUCT

"THE NATION THAT DESTROYS ITS SOIL DESTROYS ITSELF."  -Franklin D. Roosevelt

EQUAL OPPORTUNITY

We are committed to providing equal opportunity in all of our employment practices, including selection, hiring, promotion, transfer, and compensation, to all qualified applicants and employees without regard to race, religion, color, sex, national origin, citizenship status, age, disability or any other protected status in accordance with the requirements of all federal, state and local laws.

HARASSMENT

WE DO NOT TOLERATE UNLAWFUL HARASSMENT OF ANY OF OUR EMPLOYEES OR ANY THIRD PARTY. Any form of harassment, which violates federal, state or local law, including, but not limited to harassment related to an individual's race, religion, color, sex, sexual preference, national origin, citizenship status, age, handicap or disability is a violation of this policy and will be treated as a disciplinary matter. For these purposes the term "harassment," includes, but is not limited to slurs and any other offensive remarks, jokes, other verbal, graphic, or unwelcome physical contact.

If you have any questions about what constitutes harassing behavior, ask your supervisor or another member of management. If you feel that another associate is harassing you, you should immediately notify your supervisor. If you do not

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GROUP 1

feel that the matter can be discussed with your supervisor, you should contact your General Manager, Platform President or your Human Resources representative to discuss your complaint. You may be assured that you will not be penalized in any way for reporting a harassment concern.

YOUR NOTIFICATION TO MANAGEMENT OF THE PROBLEM IS ESSENTIAL. We cannot help resolve a harassment problem unless we know about it. Therefore, it is your responsibility to bring these kinds of problems to our attention in a timely manner so that we can take whatever steps are necessary to correct the problem.

If management finds that an associate has violated our Harassment Policy, appropriate disciplinary action will be taken, up to and including termination.

FOR ADDITIONAL INFORMATION ON OUR EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT POLICIES PLEASE REVIEW THESE POLICIES IN YOUR HANDBOOK.

                                       5
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GROUP 1                                                                        3

FAIR DEALING

"PREFER A LOSS TO A DISHONEST GAIN; THE ONE BRINGS PAIN AT THE MOMENT, THE OTHER FOR ALL TIME." -Chilon

We should endeavor to deal fairly with our employees and all other third parties with whom we do business. We are committed to great customer service. By treating our customers with respect, we earn their loyalty. We show our commitment to our customers when we treat them as we would like to be treated. Since a reputation for fair dealing must be earned every day, with every transaction, it is critical that we always deal with our customers honestly and truthfully and show a genuine concern for their needs.

OUR SELLING PRACTICES

We must always describe our products and services accurately. Our customers benefit when we sell responsibly by explaining how our products and services meet their needs. We have an obligation to be well-informed about the performance, pricing, features and quality of the products we sell. When describing our products or comparing our products to those offered by our competition, we should always be accurate and never misrepresent the truth.

OUR ADVERTISEMENTS ARE SINCERE, good faith offers to sell the advertised products or services we market. We must always represent advertised items in a truthful light and make an affirmative offer to sell them. Failing to make a good faith offer to sell or intentionally discouraging customers from purchasing advertised items in order to "switch" them to other items may constitute "bait and switch" sales tactics which are contrary to our policies and the law. Our customers may rely on our product

                                       6
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GROUP 1

performance statements when deciding whether to purchase from us. Such statements must be supported by fact.

Group 1 must always make its own decisions about pricing our products and services. Federal and state antitrust laws strictly prohibit competitors from agreeing on pricing levels.

THE SERVICE WE PERFORM on products is done to the best of our abilities, and with the goal of dealing honestly and fairly with customers. We perform all work that we have committed to, and which the customer has approved, in a competent and professional manner. We will not recommend or perform unnecessary work. We use parts and supplies that have been procured from reputable sources. If work is to be done for customers by someone other than Group 1, we will inform the customer that the work will not be performed by Group 1.

OUR BUYING PRACTICES

The Company's success depends in part on strong relationships with high quality suppliers. Suppliers must be selected on the basis of the best interest of Group 1 Automotive. NEVER MAKE VENDOR SELECTIONS BASED ON YOUR OWN PERSONAL INTEREST.

Those who purchase on behalf of Group 1 must be well-informed about the suppliers they select and must always consider their financial condition, trade reputation, business practices and reliability.

FOR ADDITIONAL INFORMATION ON FAIR DEALING PLEASE REVIEW THE GROUP 1 FINANCE & INSURANCE MISSION STATEMENT.

                                       7
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GROUP 1                                                                        4

CONFLICT OF INTEREST

"HOLD YOURSELF RESPONSIBLE FOR A HIGHER STANDARD THAN ANYBODY ELSE EXPECTS OF YOU. NEVER EXCUSE YOURSELF." -Henry Ward Beecher

An employee's inappropriate actions related to business decisions, or the improper disclosure of information or plans can have a significant impact on the Company's operations, financial position and the perception of the Company in the public market. A conflict of interest is the direct result of a situation where both the Company and an employee of the Company have vested, but differing interests in a particular transaction. All members of the Board of Directors, officers and employees have a fiduciary responsibility to enter into business transactions that are in the best interests of the Company, thereby reducing the potential for actual or apparent conflicts of interest.

WHILE IT IS NOT POSSIBLE TO DEVELOP A DETAILED SET OF RULES covering all circumstances or serving as a substitute for good judgment, the following are examples of types of activity by an employee, director, officer or member of an employee's, director's, or officer's immediate family, which might cause conflicts of interest:

         - Owning any business that competes with the Company, or owning a direct interest in any vendor, supplier or significant customer that does business with, or seeks to do business with the Company. Shares of stock in a publicly traded company that are obtained through open market trading are excluded from this provision, so long as the ownership interest does not exceed 1% of the public company. Ownership interests in start up companies or private companies seeking to develop relationships with the Company are prohibited unless written consent is obtained from the Board of Directors.

                                       8
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GROUP 1

         - Serving as a director, manager, employee or independent contractor to any vendor, supplier or competitor of the Company without specific prior knowledge and written consent of the Board of Directors.

         - Use or employment of Company property, information, position or personnel for personal gain or benefit beyond what is considered usual and customary in a normal business sense.

         -        Accepting compensation or gifts (except of nominal value);
                  engaging in excessive entertainment or other similar activities with any company or person which does or seeks to do business with the Company or is its competitor. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. This area requires judgment and each situation should be considered carefully. All out of town trips/entertainment should be approved by your supervisor.

         - Obtaining personal loans from customers, vendors or suppliers of the Company. Loans from financial institutions with which the Company does business are permissible as long as they are in the ordinary course and are not granted at below market terms.

         - Representing the Company in any transaction in which the employee or a related person has a substantial personal interest.

         - Personally purchasing inventory from a vendor or supplier of the Company at below fair market value.

         - Personally purchasing inventory of the Company at below market value (particularly used vehicles and limited availability models). Employees may purchase inventory of the Company at below market value only if the purchase is made under a normal employee discount program that is available to all employees.

         - Taking personal opportunities that are made available through the use of Company information or position.

         -        Disclosure of confidential or inside information to others.

         - Use of confidential or inside information for personal benefit (or the benefit of others), including use when buying or selling shares of stock of Group 1 in market transactions.

                                       9
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GROUP 1

PAYMENTS SHALL NOT BE MADE nor shall any property of the Company be used to bribe or influence the decisions or actions of any vendor, supplier or competitor of the Company or any governmental official, employee, or any other entities or individuals.

These principles apply to all employees, and it is the responsibility of platform management to communicate this information to all employees. Platform Presidents are responsible for the conduct of their employees.

DISCLOSURE

FOR THE PROTECTION OF BOTH the Company and the individual, it is essential that each employee make prompt and full disclosure to their supervisor of any situation which may involve a conflict of interest, whether or not the employee is personally involved. In addition, all related party transactions involving platform executives must be communicated in writing as part of the quarterly platform representation letter. All information regarding conflicts of interest will be treated as confidential, except to the extent necessary for the protection of the interest of the Company. Information will also be disclosed for review by the Audit Committee, the Board of Directors or independent public accountants of Group 1, as deemed necessary.

FOR ADDITIONAL INFORMATION ON OUR CONFLICT OF INTEREST POLICY PLEASE REVIEW THIS POLICY IN YOUR HANDBOOK. ALL GENERAL MANAGERS AND PLATFORM AND CORPORATE EXECUTIVES SHOULD REVIEW AND SIGN ANNUALLY THE ATTACHED APPENDIX A: CONFLICT OF INTEREST QUESTIONNAIRE AND RETURN IT TO THEIR SUPERVISOR AND COPY THE CORPORATE COMPLIANCE OFFICER.

                                       10
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GROUP 1                                                                        5

COMPLYING WITH THE LAW

"NO MAN IS ABOVE THE LAW AND NO MAN IS BELOW IT."  -Theodore Roosevelt

Group 1 associates must adhere strictly to all applicable laws and regulations wherever the Company does business. This requires adherence to both the letter and spirit of the law. Many of the policies expressed in this Code are based on legal requirements.

CONTRACTS

We select vendors, suppliers, or contractors whose bids are most responsive to our needs. Selection decisions are based on objective information such as value, quality, price, technical excellence, service, reputation, experience and capacity. In negotiating contracts on behalf of Group 1, we should deal fairly and honestly with all parties. We may not submit false or misleading documents or proposals.

COPYRIGHTS

We should never make unauthorized distribution of material from copyrighted books, magazines, newspapers, video tapes, or computer programs. While it may be alright to make a working copy for your own use, multiple copies made without permission are a violation of copyright laws.

INSIDER INFORMATION AND TRADING

Group 1 stock is traded publicly on the New York Stock Exchange and the market price, in part, is based upon what the public knows about our Company. Investors could gain an unfair advantage through inside, non-public information that could affect their decision to buy or sell. Trading on, or "tipping" others about material, non-public information about Group 1, or its subsidiaries, or any vendor, supplier or competitor threatens our integrity and may result in serious civil and criminal penalties for both the employee and the Company.

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GROUP 1

Many of us encounter inside information through the course of our normal business. Examples include news about our financial results prior to a formal release, planned actions regarding our stock, important lawsuits, acquisitions and senior management changes. The law forbids the purchase and sale of securities by anyone who has such material information which has not been made public through distribution over major news services or through publications widely distributed to the public.

Insider trading is a complex issue, but we can avoid violations by being careful, exercising discretion and using common sense. As a general rule, we should never discuss inside information with family or friends, suggest they trade in Group 1 stock based on our inside information, or make personal investment decisions based on this information.

         ALL COMPANY EMPLOYEES MUST OBSERVE THE PROHIBITION ON TRADING ON MATERIAL INSIDE INFORMATION AND MAY BE SUBJECT TO TERMINATION FOR VIOLATIONS OF THE PROHIBITION. This restriction extends to the exercising of employee stock options and simultaneous sale of the underlying shares of Group 1 common stock (the most common form of exercise). However, this restriction does not extend to the exercising of employee stock options when an employee pays the exercise price and holds the underlying shares of Group 1 common stock without simultaneously selling them. Of course, the trading restrictions would apply whenever an employee subsequently sold the shares of Group 1 common stock in a market transaction.

WE SHOULD NOT SPEAK WITH JOURNALISTS, FINANCIAL ANALYSTS OR SHAREHOLDERS on behalf of Group 1 unless authorized to do so. We must use caution when asked to make speeches and even in casual conversation. Group 1 is widely followed by the financial community and by many financial analysts. These analysts are constantly seeking information about the Company. Only the Chief Executive Officer and the Chief Financial Officer may talk to the financial analysts, our stockholders and the financial community about the Company's financial results, business prospects, products, competition, operating results or financial or sales projections.

MATERIAL INSIDE INFORMATION MUST NOT BE DISCLOSED TO ANYONE OTHER THAN PERSONS WITHIN THE COMPANY WHOSE POSITIONS REQUIRE THEM TO KNOW IT UNTIL IT HAS BEEN PUBLICLY RELEASED BY GROUP 1. No financial data regarding the Company will be released except as authorized, specifically or generally, by the Chief Financial Officer or Chief Executive Officer. This includes disclosing information over the Web/Internet. Email intended for internal use only should not be forwarded outside the Company or disclosed to third parties.

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GROUP 1

Associates considered in the Group 1 "window group" are required to follow the above policies plus the more restrictive policies outlined in Appendix B. THE "WINDOW GROUP" IS DEFINED AS MEMBERS OF THE GROUP 1 BOARD OF DIRECTORS, ALL GROUP 1 CORPORATE OFFICERS, AND PLATFORM PRESIDENTS AND CHIEF FINANCIAL OFFICERS. They must review and sign Appendix B: Insider Trading Policy and return it to Corporate Compliance.

PUBLIC DISCLOSURE

We all have the personal responsibility to make sure that our Company makes full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us. Compliance with this Code and adherence to the standards set forth in the Code will help us achieve that goal.

POLITICAL CONTRIBUTIONS

We cannot give Group 1 funds, property, services or labor directly or indirectly, to any candidate, political organization or political party without specific approval of the Chief Executive Officer. This applies to any federal, state, or local election. The Group 1 PAC is the appropriate method for providing our collective or corporate support for political initiatives.

BRIBERY

It is never right to give or receive a bribe or kickback. A kickback is the giving of money, fees, commissions, credits, gifts, favors or anything else of value provided directly or indirectly in return for favorable treatment.

The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. To determine whether a gift or gratuity to be made on behalf of the Company complies with applicable laws or this Code, you should seek guidance from a senior executive of the corporate office.

WORKPLACE SAFETY

Each of us is responsible for observing safety rules, policies, laws, and regulations. A safe and healthy workplace allows everyone to do quality work and perform with

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GROUP 1

excellence. We must comply with all applicable Occupational Safety and Health Administration (OSHA) requirements and promptly correct any problems in the workplace that may jeopardize safety. Each associate is responsible for bringing any problems or potential workplace safety violations that they know about to their manager's attention.

We expect your full concentration while on the job. You must report to work able to do your job, free from the effects of illegal drugs or alcohol. You may not use, possess, purchase, distribute or be impaired by illegal drugs while working at Group 1. We reserve the right to test associates when we suspect illegal drug or alcohol use and to conduct searches of personal or Company property to enforce our standards.

We will not tolerate workplace violence or threats of any kind whether committed by or against our associates. You may not carry any licensed or unlicensed weapon in Company buildings or workplaces. Acts of threatening or violent behavior must be reported to your manager or human resources representative.

ENVIRONMENTAL PROTECTION

Group 1 is committed to protecting the environment. This commits us all to maintain a high level of awareness on environmental matters, including cooperating with governmental agencies, vendors, and communities in environmental protection efforts and complying with all applicable environmental laws and regulations.

FOR ADDITIONAL INFORMATION ON OSHA REQUIREMENTS OR ENVIRONMENTAL AND SAFETY PLEASE REVIEW THE RELATED POLICIES IN YOUR HANDBOOK.

GROUP 1                                                                        6

COMPANY PROPERTY

"THE EXPECTATIONS OF LIFE DEPEND UPON DILIGENCE; THE MECHANIC THAT WOULD PERFECT HIS WORK MUST FIRST SHARPEN HIS TOOLS." -Confucius

We are given Company resources to help us do our jobs. Each of us is responsible for safeguarding Company funds, information, tools and property. We must be careful to prevent theft, loss, or damage to our property.

COMPANY ASSETS

If we see or suspect that someone is stealing or otherwise not properly protecting Company assets, we must report these concerns to our supervisor. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate purposes. Company funds may not be paid to others without a signed, written agreement or an approved, appropriately detailed invoice. In addition, our Company will not extend or maintain personal loans to or for the benefit of any of our directors or executive officers. We must never maintain or authorize the accumulation of Company funds that are not recorded on Group 1's books and records.

RECORDS & ACCURACY

When we are asked to maintain reports or records, we are also responsible for the integrity of those records. We must not knowingly make any false or misleading entries. All Company financial reports, computer-based records, sales reports, expense accounts, time sheets and other similar documents must be completed accurately, completely and in accordance with Group 1's procedures and legal requirements governing the maintenance of records.

No accounting entries will be recorded that intentionally conceal, disguise or misrepresent the true nature of any transaction involving the Company. Mistakes should never be covered up, but should be immediately disclosed and corrected.

         In this respect, the following guidelines must be followed:

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GROUP 1

         - No undisclosed, unrecorded, or "off book" funds should be established for any purpose;

         -        No false or fictitious invoices should be paid or created;

         - No false or artificial entries should be made or misleading reports issued;

         - Revenues, expenses, assets, liabilities and equity of the Company shall be recognized and reported on the Company's financial statements in accordance with the Company's standard practices and generally accepted accounting practices;

         - No officer or director should take any action designed to fraudulently influence, coerce, manipulate or mislead our independent accountants;

         - No director or officer shall, directly or indirectly make or cause to be made a materially false or misleading statement; or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to our independent accountants in connection with (i) any audit or examination of our financial statements, or (ii) the preparation or filing of any document or report to be filed with the Securities and Exchange Commission; and

         - No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead our independent accountants if that person knew or was unreasonable in not knowing that such action could, if successful, result in rendering our financial statements materially misleading.

If you believe that the Company's books and records are not being maintained in accordance with these requirements, you should report the matter directly by calling the Group 1 Hotline. In addition, you are prohibited from knowingly altering, destroying, mutilating, concealing, covering-up, falsifying or making a false entry in any record, document, or tangible object with the intent to impede, obstruct, or influence an investigation by any company auditor or by any agency of the government of the United States of America.

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GROUP 1

CONFIDENTIAL INFORMATION

We carefully protect our Company's confidential and proprietary information. Do not disclose business ideas, processes, negotiations, unannounced products, commercially sensitive data or other information entrusted to you by the Company (such as pricing, financial data, marketing plans, technical data, or research data) except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that, if disclosed, might be of use to competitors, or harmful to the Company or its customers, or have an impact on the value of public securities. Confidential information also includes all non-public information that is learned about the Company's suppliers and customers that is not in the public domain. The obligation to preserve confidential information continues even after employment or agency with the Company ends. Any documents, papers, records, or other tangible items that contain trade secrets or proprietary information are the property of the Company.

On occasion, we obtain confidential and proprietary information from other companies with which we do business. We safeguard their information with the same care we would give to our own Company's information.

PRIVACY

We are very careful with private and confidential information. Associate records, such as employment records, home addresses and telephone numbers, financial data, and medical records, are confidential and used only for business purposes.

OUR CUSTOMERS TRUST US with one of their most important assets-their personal information. We reveal our customers' personal information only to others who need this information for legitimate business reasons when permitted by law or where the law requires disclosure.

USE OF COMMUNICATION SERVICES

Communications and computer systems (including e-mail, the Internet, telephones, etc.) are business tools and should be used primarily for business purposes. The use of these devices may be monitored at any time without your prior approval. We expect you to use only properly licensed and approved software on our computers and abide by all license terms.

When you use e-mail or the Internet, your activity can be monitored and traced back to you. Don't put anything into an electronic message that you would not want to read later on paper. If you receive an offensive e-mail message, do not forward it to someone else. If the e-mail comes from a non-business acquaintance, delete it from your computer. If the e-mail comes from someone in the Company or from someone with whom we do business, notify your manager or someone in Human Resources.

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GROUP 1

The Internet is a communication tool that can help us do our jobs more efficiently. However, do not use the Internet to access sites that may be offensive to others. Of special concern is the misuse of the Internet to access Web sites and chat groups that focus on racism, bigotry, gambling or pornography. Your use of the Internet should not harm productivity, embarrass our Company, or interfere with your regular work duties. Misuse of the internet could result in termination of employment and, if appropriate, prosecution under state or federal law.

On occasion and within reasonable limits, you may use Company telephones and other communication resources for necessary personal reasons. Unauthorized use of long-distance telephone service should be avoided.

FOR ADDITIONAL INFORMATION CONCERNING COMPANY PROPERTY, PLEASE SEE RELATED POLICIES IN YOUR HANDBOOK.

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GROUP 1                                                                        7

COMPLIANCE WITH THE CODE

We require that all laws applicable to us or the conduct of our business, regardless of where located, be observed. If a law conflicts with a policy in this Code, the law must be followed; however, if a local custom or policy conflicts with this Code, this Code must be followed. If in doubt about how to deal with conflicts between this Code and local laws, customs or practices, the Platform President or a senior officer at our corporate office should be contacted for guidance. This Code and all laws and regulations applicable to our Company must be strictly followed. The exercise of personal discretion or judgment in this area is not acceptable. We all have the personal responsibility to adhere to these standards and apply them in good faith and with reasonable business judgment. Any of our employees who do not adhere to these standards are acting outside the scope of employment or agency and may be subject to termination and, if appropriate, prosecution for failure to comply with such standards.

Along with legal compliance, you should also observe high standards of business and personal ethics when performing assigned duties. This requires using honesty and integrity when dealing with other Company employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.

WAIVERS OF THE CODE OF CONDUCT AND ETHICS

Any waiver of this Code for corporate officers or directors of Group 1 may be made only by the Board of Directors or a committee of the board and will be promptly disclosed as required by the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange, and all applicable laws. Employees can apply for a waiver from their Platform President or a corporate executive officer. No illegal acts can be waived.

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

APPENDIX A: ANNUAL REPRESENTATION - CONFLICT OF INTEREST QUESTIONNAIRE

I have reviewed and understand the Conflict of Interest section in the Group 1 Code of Conduct. Unless separately disclosed in an attachment to this questionnaire, to the best of my knowledge and belief, neither I, nor any member of my immediate family has:

         - Owned an interest in any direct competitor, or owned a direct interest in any vendor, supplier or significant customer that does, or seeks to do business with Group 1 Automotive, Inc. or any of its subsidiaries or affiliates (collectively referred to herein as the "Company"). (This excludes ownership of shares of stock of publicly traded companies that were obtained in normal market transactions and do not exceed 1% ownership interest and ownership intent approved in writing.)

         - Served as a director, manager, employee or independent contractor to any vendor, supplier or competitor of the Company without the specific prior knowledge and written consent of the Board of Directors of Group 1 Automotive, Inc.

         - Accepted compensation or gifts (except of nominal value) from, or engaged in excessive entertainment with any company or person that does or seeks to do business with the Company or is its competitor. This area requires judgment and each situation should be considered carefully. All trips/entertainment out of town should be approved by your supervisor.

         - Obtained personal loans from any vendor, customer or supplier of the Company. Loans from financial institutions have been in the ordinary course and were not made at below market terms.

         - Represented the Company in a transaction in which a related person or I had a substantial personal interest.

         - Personally purchased inventory from a vendor or supplier of the Company at below fair market value.

         - Except as described below, personally purchased inventory of the Company at below market value (particularly used vehicles and limited availability models). Any inventory purchases below market value were made under a normal employee discount program that is available to all employees.

         -        Disclosed confidential or inside information to others.

         - Used confidential or inside information, including when buying or selling shares of stock of Group 1 Automotive, or shares of any competitor, vendor or supplier. in market transactions.

         - Contributed Company money, property, or services, to any political candidate or organization, or for any other political purpose.

         - Made payments to influence the decisions or actions of any vendor, supplier, or competitor of the Company or any governmental official or any employee of any of the above.

         - Traded in Group 1 common stock during any Company blackout period.

Signed ___________________   Date___________________

NOTE: This Representation is required annually from Platform Presidents, Platform Executives, General Managers and Corporate Officers.

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

APPENDIX B: ANNUAL REPRESENTATION -
SECURITIES TRADING POLICY

     (THIS IS REQUIRED FOR THE WINDOW GROUP- BOARD OF DIRECTORS, PLATFORM PRESIDENTS, PLATFORM EXECUTIVES, AND ALL CORPORATE OFFICERS.)

     The purpose of this policy is to establish consistent guidelines for compliance with U.S. federal statutes and regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") regarding trading in Group 1's common stock.

BACKGROUND

         The SEC, implementing various U.S. federal statutes, has enacted various regulations regarding the use and public disclosure of information about a corporation that is not known to the public, commonly known as "inside information." The purpose of these regulations is to protect the interests of shareholders by providing them with prompt and complete information about significant corporate developments that might affect the value of their investments and to assure that insiders do not profit from information not available to the investing public.

         These regulations and the underlying statutes require Group 1 and its directors and employees to ensure that information about the Company is not used unlawfully in connection with the purchase and sale of securities. Although this policy addresses federal securities laws, employees and agents should know that, in most cases, the violations of federal securities laws that are described in this policy are also violations of state securities laws and additional penalties may accrue under such state securities laws.

         All employees and agents of the Company should pay particularly close attention to the applicable laws against trading while in the possession of inside information. The federal securities laws are based on the belief that all persons trading in a company's securities should have equal access to all "material" information about that company. Therefore, if an employee of a company possesses material nonpublic information regarding a company or its securities, that employee is prohibited from buying or selling stock in the company until the information has been disclosed and disseminated to the public. This is because the employee knows information that will probably cause the stock price to change and it would be unfair for the employee to have an advantage that the rest of the investing public does not have.

         In general, it is a violation of U.S. federal securities laws for any person to buy or sell securities if he or she is in possession of MATERIAL INSIDE INFORMATION relating to those securities. Information is "MATERIAL" if it could be reasonably expected to affect a person's decision whether to buy, sell or hold the securities. Information is "INSIDE INFORMATION" if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with inside information or to recommend that they buy or sell the securities whether related to the Company or any third party. This is called "tipping." In this case, both the person who provides and the person who receives the information may be held liable.

         A violation of the U.S. federal insider trading laws can expose the violator to criminal fines of up to three times the profits earned (or losses avoided) and imprisonment for up to ten years, in addition to civil penalties of up to three times the profits earned (or losses avoided), and injunctive actions. The securities laws also subject controlling persons to civil penalties for illegal insider trading by employees. Controlling persons include Group 1 and may also include directors, officers and supervisory personnel. These persons may be subject to fines up to the greater of $1,000,000 or three times the profits earned (or losses avoided) by the inside trader.

         Inside information does not belong to the individual directors, employees or agents who may handle it or otherwise become knowledgeable about it, but instead it is an asset of the Company. A person who uses

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

inside information for personal benefit or discloses it to others outside the Company violates the Company's interests and commits a fraud against members of the investing public and against the Company.

COMPANY POLICY

GENERAL DISCLOSURE POLICY. The Company's strict policy is to make prompt and complete disclosure of material information to the public when and as required by the federal and state securities laws and rules and by the NYSE.

TRADING RESTRICTIONS.

         TRADING IN GROUP 1 COMMON STOCK. No employee shall place a purchase or sale order, or recommend that another person place a purchase or sale order, in Group 1's common stock when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes selling shares acquired by exercising employee stock options. Any employee who possesses material inside information must wait until the information has been publicly released before trading. Group 1 discourages employees from ever making trading recommendations regarding Group 1 common stock to third parties including family members.

                  Materiality. Information about the Company is MATERIAL when it would influence a reasonable investor's decision to buy or sell Group 1 common stock. Examples of material inside information include:

                  - Significant financial information that has not yet been disclosed, whether positive or adverse, such as unreleased financial results for a quarter.

                  - An unannounced merger, acquisition or other significant transaction.

                  - Significant changes in relationships with the automobile manufacturers.

                  -        Unannounced major personnel changes.

         PROHIBITION AGAINST SELLING SHORT OR TRADING IN OPTIONS. The Board of Directors of Group 1 has approved a policy prohibiting directors, officers, platform presidents, and platform chief financial officers and general managers of dealerships and their spouses and relatives living in their houses from:

                  -        making "short" sales of Group 1's stock;

                  - engaging in any "hedging" transaction in Group 1's stock or

                  - otherwise buying or selling puts, calls or options in respect of Group 1's stock at any time.

"Short" sales of securities are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. A person usually sells short when he or she thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called "covering the short"). The person then will pocket the difference in price as profit. In addition to the fact that it is illegal for directors and officers to sell Group 1's stock short, the Board of Directors believes it is inappropriate for its insiders to bet against Group 1's stock.

Some of you may wish to "hedge" the stock you currently own so you can lock in a favorable price. You may seek the advice of a broker or a broker may call you and suggest that you lock in the favorable price by entering into a "hedge". If a broker "hedges" the stock for you, the broker will sell Group 1's stock short as part of that transaction. This type of transaction is similar to you selling Group 1's stock short and is also prohibited.

Puts, calls and options for Group 1's stock also afford the opportunity for insiders to profit from a market view that is adverse to the Company. Options trading is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. Puts, calls and options carry a high risk of inadvertent securities law violations and as a result, all such transactions are prohibited. This prohibition does not cover employee stock options granted to you by Group 1, which are not tradable.

TRADING GUIDELINES.

         PERSONS SUBJECT TO GUIDELINES. These guidelines apply to all Company employees and directors of Group 1, and to the members of their immediate families. ALL COMPANY EMPLOYEES MUST OBSERVE THE PROHIBITION ON TRADING ON MATERIAL INSIDE INFORMATION AND MAY BE SUBJECT TO TERMINATION FOR VIOLATIONS OF THE PROHIBITION. This restriction extends to the exercising of employee stock options and simultaneous sale of the underlying shares of Group 1 common stock (the most common form of exercise). However, this restriction does not extend to the exercising of employee stock options when an employee pays the exercise price and holds the underlying shares of Group 1 common stock without simultaneously selling them. Of course, the trading restrictions would apply whenever an employee subsequently sold the shares of Group 1 common stock in a market transaction.

         ADDITIONAL RESTRICTIONS ON THE WINDOW GROUP. The Window Group consists of (a) all members of the Group 1 Board of Directors; (b) all Group 1 officers;
(c) all Platform Presidents and chief financial officers and (d) any other employees designated in writing by the Chief Executive Officer.

                  The Window Group is subject to the following restrictions on trading in Group 1 common stock:

                  - Trading in Group 1 common stock in each quarter is permitted only within the period which begins on the day after the completion of Group 1's conference call with analysts, of the announcement of financial results for the preceding fiscal quarter and ends on the last day of the last month of the quarter. Group 1's fiscal year ends on December 31, and its quarters end on March 31, June 30, September 30 and December 31.

                  - The Chief Executive Officer or the Chief Financial Officer may from time to time "close the window" for trading. Therefore members of the "window group" should check with the Chief Executive Officer or Chief Financial Officer or their designated representative before trading.

                  - Trading in Group 1 common stock is prohibited during any Company blackout period.

                  - There shall be no trading outside the trading window except (a) pursuant to a trading plan which complies with SEC Rule 10b5-1 or (b) under mitigating circumstances as approved in writing by the Chief Executive Officer.

                  - Individuals in the Window Group are also subject to the general restrictions on all employees.

                  - All trades are subject to prior review and must be pre-cleared with the Chief Executive Officer or the Chief Financial Officer. Once you have received clearance to affect a trade, you must initiate the trade within three business days or you must go through the pre-clearance process again.

                  - If you are subject to Section 16 of the Securities Exchange Act of 1934 (generally Senior Group 1 corporate officers and directors), you must comply with Section 16 of the

                           Securities Exchange Act of 1934 and disclose most purchases and sales of securities of Group 1 within two business days of the execution of the transaction. Contact the Company's legal department for assistance with your obligation to comply with
                           Section 16 disclosure issues.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION. MATERIAL INSIDE INFORMATION MUST NOT BE DISCLOSED TO ANYONE OTHER THAN PERSONS WITHIN THE COMPANY WHOSE POSITIONS REQUIRE THEM TO KNOW IT UNTIL IT HAS BEEN PUBLICLY RELEASED BY GROUP 1. No financial data regarding the Company will be released except as authorized, specifically or generally, by the Chief Financial Officer or Chief Executive Officer. This includes disclosing information over the Web/Internet. Employees should be aware that it is possible to trace email, even anonymous messages. Email intended for internal use only should not be forwarded outside the Company or disclosed to third parties.

FINANCIAL ANALYSTS AND STOCKHOLDERS. Group 1 is widely followed by the financial community and by many financial analysts. These analysts are constantly seeking information about the Company. Only the Chief Executive Officer and the Chief Financial Officer may talk to the financial analysts, our stockholders and the financial community about the Company's financial results, business prospects, products, competition, operating results or financial or sales projections. Any discussions between an analyst or stockholder and any Company employee or board member of Group 1 other than the Chief Executive Officer or Chief Financial Officer must be expressly authorized by any one of such individuals. Employees should direct all inquiries from financial analysts or stockholders, even email, to the Chief Executive Officer or the Chief Financial Officer.

VIOLATIONS OF SECURITIES TRADING POLICY. This policy is not an absolute guaranty of immunity from violations of the laws against insider trading. In the final analysis, each employee must bear the responsibility for his or her actions. If you violate this policy, Group 1 may not be able to help you and may be forced to take appropriate actions to enforce its policy and to assist authorities in upholding the law. ANY EMPLOYEE WHO ENGAGES IN ILLEGAL INSIDER TRADING, SPECULATES IN THE OPTIONS MARKET OR SELLS GROUP 1 COMMON STOCK SHORT MAY BE IMMEDIATELY TERMINATED.

REPORTING VIOLATIONS. If you know or have reason to believe that this Securities Trading Policy on securities trading has been or is about to be violated in any way, you should promptly bring the actual or potential violation to the attention of the Chief Executive Officer or the Chief Financial Officer.

QUESTIONS REGARDING SECURITIES TRADING POLICY. If you have any questions about the Securities Trading Policy, you should contact the Chief Executive Officer or the Chief Financial Officer.

I HAVE READ THE POLICY OUTLINED ABOVE AND I AM IN FULL AND COMPLETE COMPLIANCE.

Name _____________________

Signed ___________________

Date    __________________

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